FREE WRITING PROSPECTUS

Dated August 12, 2015

Filed Pursuant to Rule 433

Registration No. 333-201235

Registration No. 333-201235-03

Additional Information Statement dated August 12, 2015

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-669-7629.

CAPITAL AUTO RECEIVABLES ASSET TRUST 2015-3

Issuing Entity

$868,640,000 Asset Backed Notes, Class A

$50,940,000 Asset Backed Notes, Class B

$48,260,000 Asset Backed Notes, Class C

$42,900,000 Asset Backed Notes, Class D

CAPITAL AUTO RECEIVABLES LLC

Depositor

ALLY FINANCIAL INC.

Sponsor and Servicer

This additional information statement (this “Additional Statement”) relates to the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes, the Class C Notes and the Class D Notes offered by the preliminary prospectus supplement, dated August 6, 2015 (the “Preliminary Prospectus Supplement”) and the prospectus, dated August 6, 2015. Unless the context indicates otherwise, defined terms in this Additional Statement that are not otherwise defined herein have the meanings given to them in the Preliminary Prospectus Supplement. This Additional Statement should be read in conjunction with the Preliminary Prospectus Supplement. To the extent that the information directly set forth in this Additional Statement is inconsistent with the information in the Preliminary Prospectus Supplement, you should rely upon the information in this Additional Statement.

	Class A-1 Notes(1)	Class A-2 Notes	Class A-3 Notes	Class A-4 Notes	Class B Notes(1)	Class C Notes(1)	Class D Notes(1)
Principal Balance	$328,000,000	$227,000,000	$227,000,000	$86,640,000	$50,940,000	$48,260,000	$42,900,000
Interest Rate
Initial Distribution Date	September 21, 2015	September 21, 2015	September 21, 2015	September 21, 2015	September 21, 2015	September 21, 2015	September 21, 2015
Final Scheduled Distribution Date	February 20, 2018	January 22, 2019	January 21, 2020	May 20, 2020	September 21, 2020	December 21, 2020	March 22, 2021
Distribution Frequency	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly
Price to Public	%	%	%	%	%	%	%
Underwriting Discount	%	%	%	%	%	%	%
Proceeds to the Depositor	%	%	%	%	%	%	%

(1) The Class A-1 Notes, the Class B Notes, the Class C Notes or the Class D Notes may be retained initially by the depositor or its affiliate.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Additional Statement, the Preliminary Prospectus Supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Underwriters for the Class A Notes:

Citigroup	Credit Suisse		J.P. Morgan	SOCIETE GENERALE

BMO Capital Markets	CIBC	Lloyds Securities	PNC Capital Markets LLC	Scotiabank

Underwriters for the Class B Notes, the Class C Notes and the Class D Notes:

Citigroup	Credit Suisse		J.P. Morgan	SOCIETE GENERALE

The information in the Preliminary Prospectus Supplement is hereby updated as follows:

The final risk factor on page S-15 should read:

Retained Notes May Reduce the Liquidity of the Class A-2 Notes, Class A-3 Notes, Class A-4 Notes, Class B Notes, Class C Notes or Class D Notes and Subsequent Sales by the Depositor May Adversely Affect Their Value

Whether any class of the Class A-1 Notes, Class B Notes, Class C Notes or Class D Notes will be retained by the depositor on the initial closing date may not be known until pricing. A significant reduction in liquidity in the secondary market for the Class A-2 Notes, Class A-3 Notes, Class A-4 Notes, Class B Notes, the Class C Notes or the Class D Notes may result if the depositor retains any class or classes of such notes. In addition, if any retained notes are subsequently sold by the depositor, the demand and the market price of the notes already in the market could be adversely affected.

The second footnote following the chart titled “Summary of Transaction Parties” on page S-16 should read:

**	See “Summary—Priority of Distributions” for a description of the relative priorities of each class. The Class A-1 Notes, the Class B Notes, the Class C Notes or the Class D Notes may be retained initially by the depositor. The Class E Notes and the certificates will be sold in private placements or retained initially by the depositor.

The last four sentences in the section titled “The Trust—Capitalization of the Trust” on page S-20 should read:

The Class A-1 Notes, the Class B Notes, the Class C Notes or the Class D Notes may be retained initially by the depositor or its affiliate. The Class E Notes and the certificates will be sold in private placements or retained initially by the depositor. The depositor will retain the right to sell all or a portion of the Class E Notes and the certificates in one or more private placements at any time. The depositor will retain the right to sell the retained Class A-1 Notes, Class B Notes, Class C Notes and Class D Notes at any time.

The table below the heading “Underwriting” should read:

Aggregate Principal Amount to be Purchased

Underwriters	Class A-1 Notes(1)		Class A-2 Notes		Class A-3 Notes		Class A-4 Notes		Class B Notes(1)		Class C Notes(1)		Class D Notes(1)
Citigroup Global Markets Inc.	$		$		$		$		$		$		$
Credit Suisse Securities (USA) LLC	$		$		$		$		$		$		$
J.P. Morgan Securities LLC	$		$		$		$		$		$		$
SG Americas Securities, LLC	$		$		$		$		$		$		$
BMO Capital Markets GKST Inc.	$		$		$		$		$		$		$
CIBC World Markets Corp.	$		$		$		$		$		$		$
Lloyds Securities Inc.	$		$		$		$		$		$		$
PNC Capital Markets LLC	$		$		$		$		$		$		$
Scotia Capital (USA) Inc.	$		$		$		$		$		$		$

Total		$328,000,000		$227,000,000		$227,000,000		$86,640,000		$50,940,000		$48,260,000		$42,900,000

(1) The Class A-1 Notes, the Class B Notes, the Class C Notes or the Class D Notes may be retained initially by the depositor or its affiliate.

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